Exhibit 99.1

CONTACT: REGIS CORPORATION:
Mark Fosland – Vice President, Finance
952-806-1707
Alex Forliti – Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS CORPORATION ANNOUNCES THE COMPLETION OF OVER-ALLOTMENT OPTIONS ON CONVERTIBLE NOTE AND COMMON STOCK OFFERINGS

MINNEAPOLIS, July 21, 2009 — Regis Corporation (NYSE:  RGS) (“Regis”), the global leader in the $170 billion hair care industry, today announced the completion of the issuance of $22,500,000 aggregate principal amount of its 5.0% convertible senior notes due 2014 and 1,725,000 shares of its common stock at $12.37 per share, which was the closing price per share on July 8, 2009, pursuant to the exercise in full by the underwriters of the over-allotment options on the previously completed convertible senior notes and common stock public offerings.  The net proceeds to Regis from the over-allotment options are approximately $42.3 million after deducting underwriting discounts and before estimated offering expenses.

With the closing of the over-allotment options, the Company issued, in the aggregate, $172,500,000 aggregate principal amount of 5.0% convertible senior notes due 2014 and 13,225,000 shares of common stock.  As previously disclosed, Regis intends to use the proceeds to repay $267 million of private placement debt of varying maturities.  The remaining proceeds will be used for general corporate purposes including the repayment of debt.

The notes are unsecured, senior obligations of Regis and interest is payable semi-annually at a rate of 5.0% per year. The notes will mature on July 15, 2014. The notes will be convertible subject to certain conditions at an initial conversion rate of 64.6726 shares of Regis common stock per $1,000 principal amount of notes (representing an initial conversion price of approximately $15.46 per share of Regis common stock), subject to adjustment in certain circumstances.

Merrill Lynch & Co. and Credit Suisse Securities (USA) LLC acted as the lead underwriters for the convertible notes offering and the common stock offering.

Copies of the registration statement (including the prospectus) filed with the U.S. Securities and Exchange Commission (SEC) for the offerings to which this communication relates may be obtained for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, (866) 500-5408 or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, (800) 221-1037.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful.